Exhibit 99.1

For Immediate Release

September 28, 2005

United Shareholders Approve Merger with FNB Corp.

Graham, N.C. – (Business Wire) – United Financial, Inc. (“United”) (Bulletin Board: UTDF>OB) today announced that its shareholders approved the merger of United with FNB Corp. (“FNB”) (NASDAQ:FNBN), a bank holding company headquartered in Asheboro, North Carolina, at the annual meeting of shareholders held on Tuesday, September 27, 2005. Approximately 89% of the shares voted at the meeting approved the merger of United with FNB. Pending receipt of regulatory approval, the transaction is expected to close in late October and the subsidiary banks to merge by year-end 2005.

Under the terms of the merger, each share of United common stock will be exchanged, at the shareholder’s option, for 0.6828 shares of FNB common stock, $14.25 in cash, or a mixture of stock and cash, subject to FNB’s ability to limit the overall stock consideration to 65% of total consideration. Elections for cash or stock consideration were due at the Exchange Agent – Registrar and Transfer Company on Monday September 26, 2005. The stock portion of the consideration to United shareholders is intended to qualify as a tax-free transaction.

United Financial is the parent company for Alamance Bank (www.alamancebank.com), which began operations in September 1998. Alamance Bank had total assets of $151 million as of June 30, 2005. It operates three full service banking offices in central North Carolina, two in Alamance County (Graham and Burlington) and the only independent bank office in Orange County (Hillsborough).

FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company and Dover Mortgage Company. Assets as of June 30, 2005 were $905

Million. Chartered in 1907, First National (www.MyYesBank.com) operates 21 community YES! Banks in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Greensboro, Kannapolis, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. Dover Mortgage Company (www.dovermortgage.com) operates mortgage production offices in Carolina Beach, Charlotte, Goldsboro, Greenville, Lake Norman, Leland, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures First National’s deposits up to applicable limits.

FNB stock is traded on the NASDAQ National Market under the symbol FNBN. Market makers are Scott & Stringfellow, Morgan Keegan & Co., Keefe, Bruyette & Woods, Goldman Sachs, FIG Partners, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Sandler O’Neill & Partners and Stern Agee and Leach.

United Financial, Inc.

William M. Griffith, Jr., President and CEO

336.226.1223